CERTIFICATE

The undersigned hereby certifies that he is the Principal Accounting Officer of Central Park Group Multi-Event Fund (the “Fund”), a statutory trust organized under the laws of the State of Delaware; that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Trustees of the Fund on June 12, 2009, at which meeting a quorum was at all times present and acting; and that said resolutions are in full force and effect:

RESOLVED, that it is the determination of the Trustees at this meeting, including a majority of the Independent Trustees, that the insured fidelity bond written by the following entity in the following amount:

Name of Bond Provider	Amount of Coverage

National Union Fire Insurance Company of Pittsburgh, PA	$525,000

insuring the Fund for covered acts or omissions of the respective Trustees and officers of the Fund and the officers and employees of the Fund’s investment adviser and manager in accordance with the requirements of Rule 17g-1 under the 1940 Act is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Fund’s portfolio; and it was further

RESOLVED, that the Trustees, including a majority of the Independent Trustees, hereby approve the payment by the Fund of the premium for coverage under the fidelity bond, in the amount described at this meeting; and it was further

RESOLVED, that the Fund’s investment adviser hereby is authorized to cause the Fund to pay the total annual premium payable with respect to the fidelity bond; and it was further

RESOLVED, that the Fund’s investment adviser hereby is designated as the party responsible for making all filings with the SEC and giving all notices on behalf of the Fund with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it was further

RESOLVED, that the actions taken by the Fund’s investment adviser in respect of the matters referred to in the preceding resolutions hereby are ratified, adopted and confirmed in all respects.

Dated this 23rd day of July 2009.

/s/ Michael Mascis
Michael Mascis
Principal Accounting Officer